UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 28, 2005

PALMSOURCE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50402	77-0586278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1188 East Arques Avenue

Sunnyvale, California 94085-4602

(Address of Principal Executive Offices)

(408) 400-3000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 8, 2004, PalmSource, Inc. (“PalmSource”) announced that it entered into an agreement for the acquisition of China MobileSoft Ltd. (CMS), a Chinese mobile phone software company with business operations headquartered, with its wholly-owned subsidiary, MobileSoft Technology (Nanjing) Corporation, Ltd. (MTN), in China. On January 28, 2005, PalmSource filed with the Bermuda Registrar of Companies the application for registration of the amalgamated company to cause the transaction to be effective. Pursuant to the agreement, PalmSource issued approximately 1,570,000 shares of PalmSource common stock in exchange for the outstanding equity and rights to acquire equity in CMS. Twenty percent of the consideration is required to be held in escrow to secure certain indemnity obligations of CMS shareholders. A portion of the shares issued in the transaction to certain key executives of CMS is subject to return to PalmSource if these executives leave PalmSource or any of its subsidiaries, including MTN, as may be applicable, and, in one case, do not meet other employment related metrics. As a result of the acquisition, CMS became a wholly-owned subsidiary of PalmSource. MTN’s operations will remain in China. The acquisition agreement was previously filed as exhibit 99.1 to a Current Report on Form 8-K filed with the SEC on December 14, 2004 and is incorporated herein by reference. At the time of filing of the Current Report on Form 8-K on February 3, 2005, it was impracticable to determine which, if any, financial statements and pro forma financial information would be required to be filed. On further review and analysis, PalmSource has determined that no financial statements or pro forma financial information is required to be filed in connection with the completion of the acquisition.

In addition, in connection with the acquisition of CMS, the Board of Directors of PalmSource approved the adoption of the 2004 Inducement Equity Incentive Plan (the “Plan”). Under the Plan, PalmSource may grant stock options, stock appreciation rights, restricted stock and restricted stock units to a person who was not previously an employee or director of PalmSource, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with PalmSource within the meaning of Rule 4350(i)(1)(A)(iv) of the Nasdaq Marketplace Rules. The Plan is not subject to the approval of the stockholders of PalmSource. An aggregate of 300,000 shares of common stock are reserved for issuance under the Plan.

A majority of the independent members of the PalmSource board of directors or the compensation committee of the board of directors has the authority to interpret and administer the plan, including determining which employees will be granted awards and setting the terms and conditions of such awards, within certain limitations set forth in the Plan. The Plan will remain in effect until December 31, 2015, however, the independent members of the PalmSource board of directors or compensation committee of the board of directors may, in its sole discretion, amend, suspend or terminate the Plan or any part thereof, at any time and for any reason.

In the event of a change of control of PalmSource, the board of directors may (i) arrange for the continuation by assumption of any or all awards then outstanding under the Plan or for the substitution of similar stock awards for any or all awards then outstanding under the Plan (including, but not limited to, awards to acquire the same consideration paid to the stockholders of PalmSource pursuant to the change of control transaction), (ii) arrange for the assignment by PalmSource of any reacquisitions or repurchase rights held by PalmSource in respect of shares issued pursuant to awards to the successor of PalmSource, (iii) accelerate the vesting and termination, in whole or in part, of then outstanding awards and (iv) cancel or arrange for cancellation of awards in exchange for cash payments to participants. The acceleration of an award in the event of a change of control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of PalmSource.

In connection with the acquisition of CMS, an aggregate number of 229,966 shares of restricted stock, with a two year vesting schedule, and stock options, with a four year vesting schedule and exercisable at fair market value, was issued to a total of 141 employees and consultants as part of the incentive plan to retain their services following the acquisition.

The description contained in this Item 1.01 is qualified in its entirety by reference to the full text of the Plan, a copy of which is incorporated herein by reference to Exhibit 99.1 of the Registration Statement on Form S-8 (File No. 333-122528) filed on February 4, 2005.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

PalmSource has determined that the filing of financial statements of CMS is not required.

(b)	Pro Forma Financial Information.

PalmSource has determined that the filing of pro forma financial information is not required.

(c)	Exhibits.

99.1	Agreement and Plan of Amalgamation dated December 8, 2004[1]

99.2	PalmSource, Inc. 2004 Inducement Equity Incentive Plan[2]

(1)	Incorporated by reference to Exhibit 99.1 of the Current Report of Form 8-K filed on December 14, 2004.
(2)	Incorporated by reference to Exhibit 99.1 of the Registration Statement on Form S-8 filed on February 4, 2005 (File No. 333-122528).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALMSOURCE, INC.

Date:	March 15, 2005	By:	/s/ Jeanne Seeley
		Name:	Jeanne Seeley
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
99.1	Agreement and Plan of Amalgamation dated December 8, 2004[1]

99.2	PalmSource, Inc. 2004 Inducement Equity Incentive Plan[2]

(1)	Incorporated by reference to Exhibit 99.1 of the Current Report of Form 8-K filed on December 14, 2004.
(2)	Incorporated by reference to Exhibit 99.1 of the Registration Statement on Form S-8 filed on February 4, 2005 (File No. 333-122528).